Exhibit 99.3

Greif, Inc.

Fourth Quarter 2015 Earnings Results Conference Call

December 11, 2015

CORPORATE PARTICIPANTS

Scott Griffin, Vice President Communications

Pete Watson, President and Chief Executive Officer

Larry Hilsheimer, Executive Vice President and Chief Financial Officer

CONFERENCE CALL PARTICIPANTS

Ghansham Panjabi, Robert W. Baird

Chris Manuel, Wells Fargo

Justin Bergner, Gabelli & Company

Adam Josephson, KeyBanc

Alex Wong, Bank of America Merrill Lynch

Steve Chercover, D.A. Davidson

Howard Bryerman, PENN Capital

PRESENTATION

Operator:

Greetings and welcome to the Greif Inc. Fourth Quarter 2015 Earnings Conference Call. At this time, all participants are in a listen-only mode. A question and answer session will follow the formal presentation. If anyone should require Operator assistance during the teleconference, please press star, zero on your telephone keypad. As a reminder, this conference is being recorded.

It is now my pleasure to turn the conference over to your host, Mr. Scott Griffin, Vice President of Communications. Thank you, you may begin.

Scott Griffin:

Thank you, Rob. Good morning everyone and welcome to the Q&A portion of our 2015 Fourth Quarter Earnings conference call. We posted a slide presentation and recorded remarks by Executive Management yesterday under Conference Calls in the Investors section of our website regarding our 2015 Fourth Quarter Results. We appreciate those of you that took time to submit questions for today’s call. Similar questions have been combined so that we can efficiently address as many topics as possible.

I am now on Slide 2 of the presentation we posted earlier today. Responding to your written and live questions this morning are Pete Watson, President and CEO, and Larry Hilsheimer, Executive Vice President and CFO.

Before the market opened yesterday, we issued our 2015 fourth quarter earnings results which is posted on our website Greif.com in the Investors section under Conference Calls. Please turn to Slide 3.

This morning’s Q&A session will contain forward-looking statements. Actual results or outcomes may differ materially from those that may be expressed or implied. Please review our filings with the Securities and Exchange Commission for more information regarding the factors that could cause actual results to differ materially from these projections or expectations.

During this Q&A session, certain non-GAAP financial measures may be discussed, including those that exclude the impacts of acquisition and divestitures, special items such as restructuring charges and impairment charges, and acquisition-related costs. There are reconciliation tables included in our earnings release in the presentation posted on Greif.com yesterday.

The format for today’s call is to first respond to the questions emailed to investors@greif.com regarding our fourth quarter results. We will then move to live questions.

Before I move to Q&A, I want to announce that we plan to host an Investor Day in June of 2016, exactly one year from when we originally introduced the specifics regarding our transformation. You will receive additional information about this event closer to that time.

Now, I’d like to move on to the questions. The first question is for Pete Watson. Pete, a number of undisclosed investors have submitted questions on this topic. Can you provide an update on where the transformation stands?

Pete Watson:

Yes. Thank you, Scott. We believe the underlying performance of the business is improving and it’s aided by the journey of our transformation process. I just want to reiterate we’re deeply committed to the process and are pleased with the progress to date but we have much more work ahead of us, and I remind everybody this is a journey and the progress is not always linear. I’d like to provide a few highlights to date.

First, our SG&A cost initiatives have made a good impact versus prior years. We have accelerated our actions in many areas. We are reshaping our portfolio of businesses. Since we started this process, 14 plants have been closed and 12 businesses have been divested, and this is an ongoing process. We are making progress in our efforts to expand our gross margin in our RIPS business but we still have much more work ahead of us.

Scott Griffin:

Thank you, Pete. Larry, I have a question from Adam Josephson of KeyBanc and Chris Manuel of Wells Fargo. What is your guidance for free cash flow in 2016?

Larry Hilsheimer:

Adam and Chris, thank you for the question. The short answer is that our overall range of expected 2016 free cash flow is to be between $120 and $150 million. I will walk you through the bridge to that number shortly, but let me first address why we believe it is appropriate to assess free cash flow for 2015 excluding Venezuela and also without respect to the approximately $20 million of cash tax payment that related to the sales of businesses in 2014.

With respect to Venezuela, I suspect that most if not all of you are aware that it is extremely difficult to get cash out of Venezuela. That and the increasingly severe geopolitical and economic difficulties facing that country led us to revalue our operations and balance sheet at the end of the third quarter. Earlier in the year, prior to that revaluation, we purchased some in-country assets as part of an asset protection strategy with the accumulated bolivars from successful operations over several years. This was not a capital expenditure in the normal course of our business. Later in the year, those assets along with all other assets on our balance sheet were revalued. Given these facts we believe it is most appropriate to assess our free cash flow without consideration of Venezuela. It also makes it comparable to free cash flow in 2016 and beyond. This adjustment increased our free cash flow from approximately $70 million to $80 million.

With respect to the $20 million cash tax payment, this payment related to the sale of businesses in 2014. We believe the appropriate way to asses our cash flow for 2015 is to increase free cash flow for 2015. We believe this for two reasons. First, the tax relates to the gain on the sale of businesses which we exclude from our definition of free cash flow; therefore, it seems inconsistent to reduce operating cash flow by the tax payment funded by the proceeds of the sale. Second, had we paid it in 2014, which would not have been wise with our cash management, 2015 cash flow would not have been reduced.

With that as the background, let me create the bridge from 2015 free cash flow to the expected cash flow for 2106. Please go to Slide 4 in the deck that we posted to our website this morning.

First, begin with the $80 million from 2015 ex Venezuela cash flow as shown on Page 14 of our earnings release which is also shown on Page 26 of our conference call deck. Next, add back the approximately $20 million of tax payment we just discussed, which will not repeat; that provides a starting point of $100 million. We currently expect the capex will be approximately $12 million to $37 million less this year and the cash restructuring costs will be approximately $10 million to $1 million more than the $23 million we incurred in 2015. That brings us to $102 million to $136 million.

Next, we anticipate operations will generate between $14 million to $32 million in incremental cash flow net of taxes and currency impacts. That should bring you to a range of $116- to $168 million.

Finally, we expect our operating working capital management will result in an impact from $4 million positive to $18 million negative, thus our overall range of free cash flow is expected to be between $120- and $150 million.

One note is that our GAAP restructuring expense was approximately $40 million in 2015 and we currently expect it to be between $15 million and $25 million in 2016.

Scott Griffin:

Thank you, Larry. Pete, the next question is from Adam Josephson of KeyBanc. He asks what your volume assumptions for 2016 are and can you elaborate on them?

Pete Watson:

Sure. Thanks, Adam, for the question. On a macro level, we expect to grow organically equal to the industrial growth rates in all of our key end use markets and let me give you an example of what that is.

So in our Rigid Industrial Packaging business, we have really four key end use markets that we serve and they include chemicals, lubricants, Ag and pharma. In those four key end use markets, the blended industrial growth rate for those on a global basis are between 1.2 and 2.5%. So I’d like to emphasize that there are four more key strategic growth initiatives that are foundational in our plans for 2016. The first are our paper packaging growth initiatives and we have three of them. The Riverville mill modernization includes a full year of growth benefits of our semi-chem medium volume. The second is our North Carolina sheet feeder expansion that will consume a large percentage of the Riverville incremental volume, and third is the addition of a second Asitrade in our Michigan sheet-feeding operation. This will produce litho-laminated corrugated sheets for point of purchase end uses and that project will be operational in January of 2016.

The second strategic growth initiative is our continued expansion of our IBC growth platform EMEA, APAC and North America. We are filling our existing capacities in our plan that have been part of a multi- year RIPS strategy with an eye toward additional opportunities in the future.

The third key strategic initiative is our new steel-drum plant in Saudi Arabia. This operation is a joint venture along with a strategic global customer and we expect that to be operational by June of 2016.

Finally, our expansion of our plastic container business in Southeast Asia that’s supported by several strategic global customers that will be operational in May of 2016.

Scott Griffin:

Thanks, Pete. We’re going to stick with you on volumes. Can you provide additional perspective on RIPS volumes, and specifically, Ketan Mamtora from Bank of Montreal asks, can you provide additional context on why the 4Q North America RIPS volume was down 9%?

Pete Watson:

Sure. Let me start first with EMEA and I’ll walk you around the world and finish up with more details in North America.

So in the EMEA business we were very pleased with our growth of 3.4% in that region. The growth was led by our steel drum and IBC products and most all the regions in EMEA exhibited growth with special highlights in Russia, Benelux and Italy.

In Asia Pacific, our volumes in steel drums were negatively impacted by lower industrial demand in China. We also had two large customers that took maintenance downtime during most of the quarter and we also had discrete pricing actions taken to restore margin which had a negative impact on our volumes. I will comment though that we continue to earn solid growth in our IBC business throughout that region.

In Latin America, our business experienced lower volumes as a result of the deterioration of the Brazil industrial economy that impacted negatively our steel drum business. In that region, our plastic container business which serves the agricultural markets was flat. We did have positive growth in both Argentina and Mexico.

Finally, to comment a little more specifically about our volumes in North America, our volumes did decrease 9.1% versus prior year but I’d like to make a very clear emphasis that our approach is about profitable growth and our volume needs to deliver value, and we have no interest in chasing volume for volume’s sake. So let me walk through the three key factors on what the reduction was a result of.

First, we continue to take discrete pricing actions to restore our margins, which we’re happy that we continue to see gross margin improvement in that business in the last four quarters. As stated earlier in the year, we made a conscious decision to reduce our steel drum manufacturing capacity by over 20%. These actions eliminated a high cost and loss-making operations and we completed that task. And third, a significant customer took extended downtime during the past four months due to an unforeseen operational issue.

Scott Griffin:

Thanks, Pete. Larry, a question for you. What 2015 adjusted earnings per share should I compare your 2016 adjusted earnings per share guidance to?

Larry Hilsheimer:

Thanks, Scott. Let me refer everyone to Slide 5 in the deck we posted to our website this morning, and I’ll walk you through it. We begin with our 2015 diluted Class A earnings per share attributable to Greif before special items of $2.18. From that we deduct the $0.08 per share that was the portion of earnings per share related to Venezuela in 2015 which will not be repeated due to the devaluation we did at the end of the third quarter of 2015. Next, deduct between $0.12 and $0.08 per share for expected continued strengthening of the US dollar relative to our other impactful currencies. Then, as mentioned in my pre- recorded remarks, we expect less ongoing tax benefit from the discrete tax planning and income geographic mix than in 2015 in the range of $0.12 to $0.16 per share. Finally, we anticipate our improved operating results to provide between $0.19 and $0.49 per share net of tax and non-controlling interests. Therefore, our expected 2016 net range of diluted Class A earnings per share attributable to Greif Inc. before special items is $2.05 to $2.35 per share.

Scott Griffin:

Thank you, Larry. What tax rate – this is a question for you, Larry – what tax rate are you assuming in your full year ’16 guidance and what was the comparable rate from 2015?

Larry Hilsheimer:

Our expected effective tax rate for fiscal 2016 is expected to be in the range of 39 to 41%, depending on the geographic mix of the income recognized. This compares to an effective tax rate in fiscal 2015 of 42.2. The effective tax rate for fiscal 2015 appears higher than what you would anticipate given our final quarter rate. That is because it is the rate after the reduction of GAAP income by special items, some of which produced no GAAP tax benefit because of the valuation allowance required to be provided for the item under generally accepted accounting principles.

Scott Griffin:

Thanks, Larry. Larry, Adam Josephson asks about the impact of excess FX on our assumptions as it relates to guidance. Can you offer some color on this?

Larry Hilsheimer:

Yes, and thank you, Adam, for the question. We expect an operating profit impact of approximately $8- to $12 million for 2016 related to the continued strengthening of the US dollar compared to in 2015. While the product mix, geographic location and profitability within the country and customer demand may vary compared to what we budgeted, this translates to approximately an overall 6% strengthening of the US dollar against our major currency basket. The complexity of our global supply chain and its impact on transaction related currency impacts makes the prediction of currency implications extremely difficult, our forecast is based on a composite of bank analysts and we believe it is a fair representation of anticipated currency changes for our fiscal 2016 year.

Scott Griffin:

Okay. Thanks, Larry. The next question for Larry is we have a question from Adam Josephson of KeyBanc. Can you please touch on the leverage ratio and share what range you range you are comfortable with?

Larry Hilsheimer:

Sure, and thanks for all the questions, Adam. We appreciate it. Our 10/31 covenant debt ratio was approximately 3.2 to 1. While we are comfortable with that ratio currently because we know that it’s driven by high restructuring costs and recorded impairments which we do not anticipate to be recurring as we work toward completion of our transformation initiatives, we remain committed to a target ratio in the range of 2 to 2.5 to 1. Our levels of debt remain significantly lower than they were in 2013 and 2014 across the spectrum of each of those years; we do anticipate our normal cyclical increase in the ratio at the end of the first quarter but we do not have a concern with our ratio, nor does it create any concern with respect to the payment of our dividends. Achievement of our 2016 budget is expected such that we would end 2016 year with a debt ratio of less than 3 to 1.

Scott Griffin:

Thanks you, Larry. Ghansham Panjabi of Baird wrote a short note yesterday and asked for a better view on our normalized SG&A threshold as a percent of sales. Can you add more color here?

Larry Hilsheimer:

Certainly. It’s a good question. Thank you, Ghansham. First, let me state that we were very pleased with our progress in reducing SG&A in 2015. It decreased over $80 million with approximately half of the reduction related to the beneficial side of the currency rate movements. We also reduced SG&A associated with divestitures of approximately $19 million and drove out $21 million of other SG&A costs associated with our headcount reductions, travel and entertainment cost management actions and focused efforts in reducing professional fees and other SG&A costs. These were net of the office setting compensation and benefit cost increases incurred during this year. For 2016, we are expecting additional savings of $26 million to $30 million made up of $21 million to $23 million related to our assumptions on the further strengthening of the US dollar with additional net reductions of $10 million to $14 million which will be offset by anticipated wage and benefit increases of approximately $5 million to $7 million.

In terms of a normalized SG&A as percentage of sales, we remain committed to the transformation targets that we outlined in our Q2 call, subject to the underlying assumptions we made at that time.

Scott Griffin:

Thanks, Larry. Pete, I’m going to move it over to you. We have a question from an undisclosed investor. Can you share additional details regarding your Canadian Timberland sale and what are your sales plans in 2016?

Pete Watson:

Sure. Thank you. I’ll first address the Canadian Timberland sale. So the sale in Canada was a development property. That development would have required significant capital and an extended payback period so we viewed our other uses of capital as more attractive and we made the decision to divest that property.

To comment on those sales plans in our Land Management business, we really have three categories of revenue for that business. The first is timber sales. While timber sales are subject to fluctuations, our plan and goal is to have a consistent balance of harvesting timber to planning based on market and weather conditions. The second category of revenue is land sales and what we’ve always done is taken an opportunistic approach based on market conditions to create the most incremental profit opportunities for our business. And finally, our category of consulting services, this is a smaller but growing sector in our Land Management and we expect to see higher growth in this area.

Just to comment in closing, we have no specific plans to sell any strategic part of our portfolio at this time.

Scott Griffin:

Thank you, Pete. I’m going to go back to you with a question from Adam Josephson. He asks, what trends are you experiencing in paper and do you expect prices to stabilize or the current decline to continue?

Pete Watson:

Thank you, Adam. My comment is really the key market trends in that paper and packaging business are very similar since our third quarter conference call, so what I’d like to do is comment a little bit more on what we are doing and what we are trying to control in our activities in the current space.

As you know, our business is focused on the execution of our growth and cost reduction strategies in the Riverville mill based on that modernization project of our semi-chem meeting machine. We’re starting to see benefits and reduced energy costs of approximately 9%. Our improved product quality and improved productivity are very evident. As you are aware, OCC prices have recently been slowly trending down and that is a major input cost to our mill system.

In our sheet-feeder business, we have expanded the capacity in our CorrChoice sheet-feeder business in North Carolina and have started to realize those benefits. Industry-wide, corrugated shipments during the three months that represent our fiscal fourth quarter were up slightly about 1%. We experienced growth of 9% during that same period as a result of our increased capacity. We continue to grow our specialty products portfolio with a special concentration on our triple wall business, litho-laminated products and coated products.

Also like to reference your last part of the question in regard to pricing. I expect to see a more stable environment in pricing in our fiscal 2016.

Scott Griffin:

Thank you, Pete. Rob, we’re going to move over to live questions, so I’m going to turn it back over to you, please.

Operator:

Thank you. At this time, we’ll be conducting a question and answer session. If you’d like to ask a question, please press star, one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star, two if you’d like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys. One moment, please, while we poll for questions.

Our first question Ghansham Panjabi with Robert W. Baird. Please proceed with your question.

Ghansham Panjabi:

Hey guys, good morning and thanks for all the color with the questions. First off, for the current quarter specifically, so I guess your first quarter of fiscal year ’16, what if any impact are you seeing from customer destocking just kind of given the fragile end markets that you’re selling into, particularly chemicals and oil and so on and so forth?

Pete Watson:

Thank you for the question. This is Pete. We typically see in our Rigid Industrial Packaging some destocking in our fourth quarter and we didn’t see anything different than what we have seen typically in the past.

Ghansham Panjabi:

Okay, that’s good to hear. Then in terms of the growth initiatives that you seem to be making a fair amount of progress on, it seems like you have momentum into 2016, but as it relates to the underlying market growth overall for ’16, Pete, how should we think about the various regions on a global basis? And for Greif specifically, any forecasting an increase in total on volumes year-over-year?

Pete Watson:

Yes. So let me first address the regions around the world where we participate, and that’s a great question because there’s certainly some turmoil in a few of those. So Asia Pacific and specifically China, has seen a continued reduction or slowing of the economy. Brazil obviously has probably the most dramatic change with what’s happened in the last several months with their economy, especially in regard to industrial demand. And then you are just seeing general slowness in the economy in industrial manufacturing in EMEA and North America.

But back to your question on growth, and I really commented on it on a question earlier. We expect to grow with industrial demand in the key end use markets we participate in and that will range anywhere from 1 to 3% depending on what part of the world and what end use that is, but I think we’re most excited and happy about the strategic growth initiatives we’re driving, as I mentioned four of those, and we expect to grow in those to carry the majority of our growth into 2016.

Ghansham Panjabi:

Okay. Just one final on from me and maybe for Larry. Larry, how should we think about the benefit in 2015, if any, from low raw material costs net of your passthroughs? I’ll turn it over. Thanks so much.

Larry Hilsheimer:

Yes, so much of whether we receive a benefit or not from the decreasing material cost depends on the pace of change. As you might recall, we ended up having a negative impact earlier this past fiscal year when the cost of steel decreased pretty dramatically on an indexed basis in the US and we ended up with higher cost steel playing through our sales channel. We don’t anticipate significant benefit from the decrease in the cost of raw materials. Most of that gets adjusted in the market pricing mechanisms and then in our contractual passthroughs, so I would not count on a significant benefit to us from the lower raw material pricing.

Ghansham Panjabi:

Okay, thanks so much.

Operator:

Our next question is from Chris Manuel with Wells Fargo. Please proceed with your question.

Chris Manuel:

Good morning gentlemen; a couple of questions for you. Let me start with one for Pete. You’ve been now in the role just a relatively short period of time but can you maybe share with us any thoughts or things that you may want to do differently? I mean we’ve—how you may approach some of the businesses, strategic thoughts on how certain things fit, maybe any changes to the transformation plan. I mean we noticed one that wasn’t—it was kind of subtle where you used to see Greif a safe choice as your kind of corporate model but we saw that’s kind of disappeared and I think in prepared comments you referred to some different things you’d want to focus on as a company, but are there any others that you could kind of talk about and share with us?

Pete Watson:

Sure. Thanks for the question, Chris. So as you say, been just over 30 days in my role, new role in the company and how I’m positioning the company, I’d like to talk about three points of emphasis and I really referenced that in my prepared remarks. It’s a really much more customer-focused company and our vision is to aspire to be the highest performing customer service company in industrial packaging and really have three key strategic priorities around that. The first centers around developing our people into high-performing teams. Second is how do we create value in serving the needs of our customers, and that really relates to your safe choice. That hasn’t changed. Safe choice is a moniker in the value proposition that we bring to our customers and that will not change, but broadly what I want to make sure we do is we are a highly focused company that’s creating value for our customers and serving the needs of our customers and I believe that’s how you organically grow our business and win in the market. Then the last key strategic priority has to do with our transformational performance and just to make it real clear, I’m personally very committed to reaching the targets set in our transformation process. We have a high priority on the execution of the Greif business system and the tangible results and what I’d like to emphasize is I think in our future success the two critical components is how do we strengthen and optimize our portfolio of businesses around the world, which we are in the process of doing, and then last, we need to develop a profitable path to growth and we will develop a strategy that emphasize those going forward, but again, I’d like to make it very, very clear that our entire organization is totally focused on achieving the targets of our transformation and we’re committing to get that done as an organization.

Chris Manuel:

Okay, that’s helpful. Then the second question I had was more specific to the Flexibles business. I’m kind of looking at the path over the past year or so. In 2014, you guys made about $2.1 million; this year, adjusted it looks like you lost about $24 million. I think in part of your transformation presentation, the business, as we got out of ’17, was going to be – I forget the exact number but in the high single digits of a margin. What is kind of the path there? Are you still—at what point—I’m sure you have some sort of range of outcomes embedded into your guidance bridge and such, but, you know, when does that business start to become breakeven in the path forward there? Can you maybe give us a little color as to the cadence?

Pete Watson:

Yes, I sure will. So, the answer to that question really is similar to what we are trying to do on a broader context for our entire portfolio optimization and analyzing our business, so what I’d like to do is talk really quickly about what that process is and how we view our businesses and I’ll talk specifically a little bit about FPS. So—and the answer is the same.

So in a broader context, we have a portfolio analysis and a review process that we are engaged in. It involves how we’re addressing our underperforming business and loss-making operations. So what we do is implement develop—develop and implement improvement plans, we conduct reviews, we have stage- gate milestones to determine our progress and then make decisions going forward. Again, it’s the exact same decision process we use for all of our businesses.

Specifically about FPS in this quarter, we are certainly disappointed in the results. We’re slightly behind schedule. What we said, we’d achieve a breakeven rate for the end of this quarter that we just finished and that was the first stage-gate. I would like to note that while we’re slightly behind, the business is starting to generate positive cash flow and as a breakeven EBITDA basis before special items, which is an improvement. We are encouraged by the team’s commitment and resolve to reach our targets but we absolutely acknowledge that there’s a lot more work ahead of us.

What we—we have a plan, as you know. We’ve talked about it in former calls that we have a three-year plan on a projected path to profitability and the first stage is to get to a profitability basis and stop losing money, and we’re on that path and we’ll continue to aggressively manage the business to get to that point. As we talked about in our portfolio process, we will make observations and decisions along that stage-gate analysis and do everything we can to improve the business.

I’d also like to say that our JV partners are very, very involved with us and collaborating to make this a successful business and that’s the process we’re using to move forward.

Chris Manuel:

That’s helpful but if I can just fine-tune on piece: previously, I do recollect one of the milestones was to kind of breakeven coming out of the quarter and we’re not quite there yet, but is that something that you anticipate this current quarter that you’re in? Your first fiscal quarter? Second? At some point during this year? Kind of what’s—as we can kind of see short-term milestones to see your success in the business.

Pete Watson:

Sure. We expect to be breakeven, run rate out of our first quarter and some reasons why we believe that: so we closed two big loss-making operations in Morocco and Turkey in the first quarter. They are completely closed. We had some runout costs on a one-time event that created some headwinds in our fourth quarter. We also have accelerated our SG&A initiatives so our cost structure is lower. And we’re starting to see benefits in our active efforts into restoring margins by discrete pricing actions and I think you saw that in the—one of our charts. It showed while their volume is down, their margins or their pricing is higher. So those are really three key elements of why we believe at the end of our first quarter we’ll see them reach that stage-gate.

Chris Manuel:

Okay. I have a few more questions but I’ll jump back in the queue.

Larry Hilsheimer:

Thanks, Chris.

Pete Watson:

Thank you.

Operator:

Our next question is from Justin Bergner with Gabelli & Company. Please proceed with your question.

Justin Bergner:

Good morning gentlemen.

Larry Hilsheimer:

Good morning, Justin.

Pete Watson:

Good morning.

Justin Bergner:

A couple of quick questions here. As you look out to 2016, are you expecting operational improvement in each of your segments in 2016 as part of sort of your ’16 EPS guidance and the operational improvement that is part of that bridge?

Pete Watson:

Yes, we are, Justin.

Justin Bergner:

Okay, great. So we should see sort of adjusted segment profit flat or up in each of the segments next year based upon your current view of the world.

Pete Watson:

That’s correct.

Justin Bergner:

Okay, great. Second question: are there more dispositions that we can expect to take place over the course of fiscal ’16 or is that process mostly complete?

Pete Watson:

Yes so we announced in our fourth quarter, EMEA, two plants that we will close, one in Norway and one in the UK, and we have this portfolio optimization process that we continually review our businesses and our aim is to fix them and improve them but as we move forward, based on some of the economic challenges we might see in certain regions, there might be some consolidations. I would not rule that out, Justin.

Larry Hilsheimer:

Yes, and we continue to market a few discrete smaller business units and those kind of things are ongoing.

Justin Bergner:

Thank you. And finally, in addition to the cash restructuring outflows expected in ’16 as part of your cash flow bridge, what sort of number should we be thinking about in terms of restructuring costs and their impact on GAAP EPS?

Larry Hilsheimer:

Yes, we are anticipating between $20 million and $30 million in 2016 at this point, Justin. As part of the portfolio review process that we go through that Pete mentioned, that could potentially change but I don’t anticipate that at this point, but that’s what we’re currently expecting.

Justin Bergner:

Thank you. That’s it for me.

Operator:

Our next question is from Adam Josephson with KeyBanc. Please proceed with your question.

Adam Josephson:

Pete, Larry, good morning. Hope you’re doing well.

Pete Watson:

Good morning, Adam.

Larry Hilsheimer:

Thanks Adam.

Adam Josephson:

One question on your adjusted numbers. Obviously in ’15 your Adjusted EBITDA was 393, unadjusted free cash was 70, so you’ve got less than 20% of your Adjusted EBITDA translating to free cash flow. How relevant do you think your adjusted numbers really are and do you think it’s worth continuing to report adjusted numbers given that yawning gap between EBITDA and free cash flow?

Larry Hilsheimer:

I do believe that the adjusted numbers are relevant on over time, Adam. We obviously do not anticipate ongoing restructuring beyond the next year of any significance, and obviously we are hopeful that we do not incur significant impairments as we have in the past couple of years. So I do believe the adjusted earnings are relevant and meaningful to work through, and will correspond to the increasing performance of our free cash flow.

Adam Josephson:

Okay, thanks. Pete, one on your expectation for container board prices, I think you said that you expect your prices to stabilize this fiscal year. Any particular reason why?

Pete Watson:

Most of—if you look at all the new capacity or additional capacity coming on-stream, it’s more toward the end of calendar year 2016 and because our fiscal year ends in October, I just believe you’ll have a more stable environment. That’s one person’s view, Adam.

Adam Josephson:

Okay. Okay. Back to Larry, just on FX, forgive me if you’ve covered this but what exactly are your FX assumptions for fiscal ’16?

Larry Hilsheimer:

You know, Adam, it’s not real practical to go sort of line by line by currency because of this shift in our supply chain we’ve sort of recognized over time, so what we’ve done is tried to create sort of a composite index about what we’ve balanced into our budget for the year, applying it to our overall business. So, that’s why I said 6% relative to the basket of currencies that we function in.

Adam Josephson:

I mean can you give what the dollar index might have been that you’re comparing—that we should compare your guidance to? I mean we have—do we have any way of tracking FX and comparing it to what you’re assuming as part of your $2.05 to $2.35?

Larry Hilsheimer:

Well, what I’m trying to explain is that if you used one index for rates, our composite rates in 2015, it’s a 6% decrement on an overall basis for the year.

Adam Josephson:

Okay. Just last one for me: the $0.19 to $0.49 of the operational improvement you guided to in ’16, I know you said restructuring will be lower by $20 million. Can you go into what the other specific moving parts are including SG&A expense, volume and whatever else might be in that $0.19 to $0.49?

Larry Hilsheimer:

Yes, so first of all because it’s unadjusted, the restructuring change would not end up impacting that but then let me try to give you a breakdown of the elements on just operating profit, margin and those kind of things. So, say between $15 million and $25 million of operating profit and from an SG&A standpoint, Adam, we’d be looking at a range of somewhere from about 25 to 35.

Adam Josephson:

Twenty-five to 35 what, Larry?

Larry Hilsheimer:

Million.

Adam Josephson:

In addition to the 25…

Larry Hilsheimer:

Yeah. If you go back in the answer that I gave earlier on the SG&A piece, let me go back to that, Adam, just for a second.

Adam Josephson:

Yes, sure.

Larry Hilsheimer:

So, I said earlier an expected savings of $26 million to $30 million on SG&A.

Adam Josephson:

Right, and the rest is—okay. And the rest is?

Larry Hilsheimer:

Gross margin.

Adam Josephson:

And volume? Any volume impact there?

Larry Hilsheimer:

That plays into the gross margin and you go back to Pete’s answer on what we anticipated around the world in terms of volume.

Adam Josephson:

Just to add to that volume question, one more time—I think you’ve addressed it twice—but what exactly is your volume expectation for fiscal ’16? In total.

Pete Watson:

So Chris, because we have such a wide…

Adam Josephson:

Adam.

Pete Watson:

I’m sorry, Adam. Because we have such a wide disparity of products, when you roll up units on global basis, RIPS, it really is not—it’s difficult to gauge, so what we do is look at each region by specific—or each region every specific area. So to roll it up in one number is not practical to how we look at the business

Larry Hilsheimer:

Adam, just for a specific example, you get into water bottles, water bottle volumes can fluctuate immensely and then if you look at our filling business, that goes all over the place.

Pete Watson:

I’m sorry. To give you a directional answer, Adam, on paper packaging, because it’s an easier view, so our units are going to grow—go significantly higher in industry growth rates because of the expansion in our sheet feeder business in North Carolina, and the mill volumes will go up 43,000 tons relative to the expansion at our Riverville media mill.

Adam Josephson:

Thanks. So Larry, just to clarify, so the $0.19 to $0.49 is how much of EBIT? Because I know minority interests can skew things a bit.

Larry Hilsheimer:

Adam, we’ve been not going down a path of EBITDA guidance. I mean—so I gave the ranges from SG&A and the gross profit. I think you can back into the numbers but I don’t have those numbers in front of me.

Adam Josephson:

Okay. Thank you very much. Appreciate it.

Operator:

Our next question is from George Staphos, Bank of America Merrill Lynch. Please proceed with your question.

Alex Wong:

Hi, good morning. It’s actually Alex Wong sitting in for George. Thanks for all the details. First question just on SG&A. Larry, I think you mentioned $10 million to $14 million of expected savings outside of foreign exchange and I think that compares apples to apples to rough 21 in your prior comments in fiscal ’15. So does this suggest maybe a somewhat slowdown in momentum or should we think about that differently? Then, you know, which region or area should we really expect this to be most visible in?

Larry Hilsheimer:

We had accelerated our efforts on SG&A as we discussed in each of our Q2 and Q3 calls, and so we did have a—we accomplished much of our overall objectives in ’15. So when you are seeing the incremental in ’16, yes, it does look like the pace is slowing but obviously there’s also the carryover benefits of the things that we accelerated. In addition, we do anticipate that as we get further along with our implementation of our ERP system, which as we’ve indicated in the past should be fully executed worldwide for us to the levels we’ve previously discussed. In early ’18, we will begin to be able to have more centralization into our shared service center and have additional costs coming out as we approach the timeline of our run rate objectives and our commitments coming out of ’17. So we are still on the path of delivering the SG&A levels of savings that we discussed in our Q2, but yes, there is a slowdown in pace of the incremental SG&A savings in ’16 relative to ’15.

Alex Wong:

Thanks so much for that color. Just a second question: if we dig into RIPS for a second, a couple of moving pieces here. You announced a couple of plant closures in EMEA and I believe you mentioned the start up in Saudi and some discrete pricing actions. So, you know, as we look out into ’16, can you maybe help us frame should we expect a more pronounced pick-up in the second half, or is it more of a—you mentioned that you expect to be flat or up for segment profits, so if you could help us think about the progression of that.

Pete Watson:

Thank you, Alex. This is Pete. So all the initiatives and actions were taken in the transformation process, which you indicated, what we expect to see is incremental improvement in that business quarter to quarter.

Alex Wong:

Understood. Then just lastly, going back to the volumes in North America. You talked about some of the factors. Maybe honing in on the pricing actions and maybe the one-time downtime by a major customer, do you expect that to continue into ’16? How transitory in nature are those factors?

Pete Watson:

So the comment on the customer having an extended downtime, that’s starting to be resolved so that’s a one-time event. I think the large majority of some of the discrete pricing activities have been completed, but what I will tell you, through the transformation process, not only for RIPS but all of our business, that’s going to continue to be part of our DNA where we continue to evaluate our profitability in certain accounts and certain product lines that we will continue to emphasize to ensure that we get the most value for what we’re serving our customers with.

Alex Wong:

Thanks very much. I’ll turn it over.

Operator:

Our next question is from Steve Chercover with D.A. Davidson. Please proceed with your question.

Steve Chercover:

Thank you, good morning. A couple of quick questions. Can you please remind us of your integration level on container board?

Pete Watson:

Yes. Steve, our integration is in the low 80s, 80% range.

Steve Chercover:

And to the extent that you’re buying liner boards since I think you’re more medium—skewed towards medium, are you paying less for virgin liner board?

Pete Watson:

We trade all of our virgin liner board and that’s traded on an index that’s published in pulp and paper.

Steve Chercover:

Okay. Thank you on that. Then it appears that storage is becoming a bit of an issue in the North American oil industry as production exceeds demand. Does that have an impact for you on refined products, or alternatively, if production is ultimately curtailed, is that a negative that would—and how do they balance out?

Pete Watson:

It certainly is and the demand changes in that business has certainly had an impact in our volumes in North America and specifically in the Gulf Coast region.

Steve Chercover:

Okay. One final question from me, which is really a long-term question. So I mean in the last cycle, when I first started covering Greif, you had to effectively re-earn your right to grow and now you’re spending money to shrink, so I’m just wondering, when this is all settled, in the next cycle will you be much more careful when you grow?

Pete Watson:

That’s a great question and you’re exactly right. Like anything you learn from what you did well and learn from what you might not have done well and I think you had a great explanation of what we’ll do going forward.

Steve Chercover:

Okay. Thank you.

Pete Watson:

Thank you.

Operator:

Our next question is from Chris Manuel with Wells Fargo. Please proceed with your question.

Chris Manuel:

Good morning gentlemen. A couple of more final questions. One, I recognize, Pete, this is a difficult question to answer as you sit here today, but, look, two of your biggest customers are two of—I would guess some of your biggest customers are thinking about getting married, so how might you be able to utilize your Greif business tools in such a scenario to come out maybe perhaps winning volume, or how might it impact you, or et cetera? Perhaps you’re doing a lot of work now to rationalize and move the footprint to be closer to your customers, perhaps if your customers end up moving a bunch around as they put their own footprints together, how do you think about all that?

Pete Watson:

You know, that’s a great question, Chris, and we actually—I was on a conference call this morning with our leaders and our global key account sellers about that exact point and it certainly looks like that’s going to happen. I think when they combined I think there’s the chance of those three businesses changing again. So our focus—and they are two big customers of ours. Our job is to create the most value we can for those and position ourselves that we’re valuable to their packaging needs and I think as we view how that landscape changes we need to position ourselves to continue to be the supplier of choice and be the safe choice and serve their needs like we have in the past and we just have to have more intensity about it going forward. That would be an interesting one to watch.

Chris Manuel:

It will be. I mean as you sit right now I think in the RIPS business you have no disclosed 10% customers. I’m guessing if these two came together they would probably meet that threshold. Even if they end up splitting, I guess maybe not, but if they were just to come as one customer, would it meet that threshold?

Pete Watson:

I don’t believe so, and if—I wouldn’t comment on it anyway if I knew the answer. I apologize.

Chris Manuel:

No problem. A couple of other items. Larry, book versus cash tax rate; obviously it was quite skewed last year given the payment for a previous divestiture or, you know, tax element. Did those get closer to coming together in ’16? Then, longer term, most companies have tax rates that are in the mid to upper 30s, particular—even low 30s given a diverse global mix that most companies have, somewhat similar to yours. So how—you did some tax planning last year. How through time should we anticipate that rate moving?

Larry Hilsheimer:

It’s a good question, Chris, and I do anticipate that those two rates will come closer next year. As we’ve talked, we are not anticipating any impairments. Obviously if you’re anticipating any you would probably be booking them—and the restructuring costs would be down. But the biggest thing that impacts that differential for us is when you have valuation allowances that we have to book for GAAP purposes that basically relate to the unlikely event that you’ll be able to use the losses generated, at least under the GAAP guidance, and so that’s what creates the difference.

To the extent that we are successful with executing on our transformation plans, what will be interesting as that unfolds is that you then end up freeing up those valuation allowances which actually drives down your GAAP tax rate a little bit artificially in the reverse scenario of what we’ve had historically. So we may still end up with an imbalance between those two items but actually one that looks more favorable from an earnings perspective.

Longer term, as you work through those evolutions, then what you’re trying to do is develop tax strategies that allow you to defer taxes. There aren’t very many that allow you to totally avoid them from a permanent different standpoint so the two rates should eventually come much closer together on an ongoing basis. Sorry I—that’s clear, but the short answer to your question is yes, it will get closer for ’16 and go down over time.

Chris Manuel:

I think you gave us a book number for ’16 of—I wrote it down here.

Larry Hilsheimer:

Thirty-nine to 41.

Chris Manuel:

What would you anticipate your cash component would be in there this year?

Larry Hilsheimer:

I really haven’t looked at that, Chris. I’m sorry, I don’t have the answer for you.

Chris Manuel:

All right. I’ll follow back up. Two last relatively quick questions; one more for you, Larry. Within your investing section of cash flows, you had a $44 million—it looks like you financed something for someone within there. Can you maybe give us a little color on what that is?

Larry Hilsheimer:

Yes. We—in our securitization facility in Europe, the way that it’s structured, it allows us to only draw down on a part and/or redeposit cash with them, and so it ended up being treated in the manner that it’s reflected on that because we’re trying to utilize it in a manner to keep our costs of utilization down, particularly when we don’t need the cash in Europe.

Chris Manuel:

All right. So maybe approaching this a little differently, how did this relate with working capital? So is that part of—I’ve got to look back to the model. I don’t remember off the top of my head what the working capital component was for the year but is this related to (inaudible)?

Larry Hilsheimer:

For our operating working capital, Chris, it has no impact. It’s not part of receivables or payables or inventory.

Chris Manuel:

Okay, so it’s a securitization facility but it’s for something different. Okay. Last question is I’m looking at the volume trajectory that you just reported in Asia, down 11 to 12%. I mean we’ve heard of slowing in China; that would seem to imply a pretty significant retrenchment. Maybe could you help us with, Pete, what’s happening there and if that changes or if there’s something temporary in nature or what have you?

Pete Watson:

Yes. No, predominantly that’s a temporary initiative that two of our large customers had extended downtime through most of the quarter. That had the most impact on that. I’d also tell you the economy is certainly slowing in China in the industrial sector which has had some impact on our steel drum business, but in that region, again, we’ve got some good growth in IBC and we’re starting—and we will see some improvement in our plastic drum business there.

Chris Manuel:

Okay. So for ’16 it’s still probably a flat to maybe slightly improving; it’s not a down double-digit type thing?

Pete Watson:

No. That’s correct.

Chris Manuel:

Okay, that’s helpful. I think that that’s all I had. Thank you, gentlemen.

Larry Hilsheimer:

Thank you, Chris.

Pete Watson:

Thank you.

Operator:

Our next question is from Howard Bryerman with Penn Capital. Please proceed with your question.

Howard Bryerman:

Thank you. Just a quick question regarding your balance sheet. Your 6.75 notes of ’17 come due in just about a year. Any thoughts on refinancing and how that may impact your balance sheet and your leverage?

Larry Hilsheimer:

Yes. You’re right. It’s coming due in ’17. We obviously continue to focus on our plans for that. We’ll have no problem at all in replacing the facility. We’ll be analyzing what the most appropriate form of that replacement for us will be and it will not change our balance sheet from a liability standpoint.

Howard Bryerman:

Okay, great. That’s it for me. Thanks.

Scott Griffin:

Okay everyone. I would like to thank Rob for managing the queue. That concludes the presentation. The replay of the question and answer session will be available later today on our website at Greif.com. We appreciate your interest and participation. Thank you.

Operator:

This concludes today’s teleconference. Thank you for your participation. You may disconnect your lines at this time.